Exhibit 99.1


             MID PENN BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

         (Millersburg, PA) -- Mid Penn Bancorp, Inc. (AMEX: MBP) announced earnings for the second quarter of 2005 of $1,002,000, or $.31 per share, compared to $973,000, or $.30 per share, for the second quarter of 2004, an increase of 3.0%.

         Net income for the first half of 2005 amounted to $2,019,000 compared to $2,059,000 earned in the first half of 2004. Earnings per share were $.63 per share for the first six months of 2005 compared to $.65 per share for the same period of 2004. The return on equity was 11.6%. Expenses during 2005 include startup costs associated with the opening of two new branch offices in the Capital Region as well as the startup of an equipment leasing division.

         Total assets at the end of the second quarter of 2005 were approximately $414 million, versus $399 million the prior year, an increase of 3.8%. Total loans of $282 million increased by $20 million or 7.6% at June 30, 2005, compared to the prior year. Total deposits as of the same date were $308 million compared to $303 million the prior year, an increase of 1.7%.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates twelve offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.